EXHIBIT (a)(1)(E)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
including the Associated Common Stock Purchase Rights
of

EMS TECHNOLOGIES, INC.
at
$33.00 NET PER SHARE
by
EGRET ACQUISITION CORP.
a wholly-owned subsidiary of
HONEYWELL INTERNATIONAL INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL INITIALLY EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE
DAY ON JULY 25, 2011 (SUCH DATE AND TIME AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”), UNLESS THE OFFER IS
EXTENDED OR EARLIER TERMINATED.

June 27, 2011

To Our Clients:

Enclosed for your consideration is an Offer to Purchase, dated June 27, 2011 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related letter of transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal,” and together with the Offer to Purchase, the “Offer”), relating to an offer by Egret Acquisition Corp., a Georgia corporation (the “Purchaser”) and a wholly-owned subsidiary of Honeywell International Inc., a Delaware corporation (“Parent”), to purchase all of the outstanding shares of common stock, par value $0.10 per share (the “EMS Common Stock”), of EMS Technologies, Inc., a Georgia corporation (“EMS”), including the associated rights to purchase shares of EMS Common Stock (the “Company Rights”) issued pursuant to the Amended and Restated Shareholder Rights Plan of EMS, dated as of August 6, 2009, amended and restated as of January 4, 2011 and amended by Amendment 1, dated as of June 12, 2011 (together with the EMS Common Stock, the “Shares”), at a price of $33.00 per Share, net to the holder thereof in cash, without interest and less any applicable withholding of taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal enclosed herewith. Holders of Shares whose certificates representing such Shares (“Certificates”) are not immediately available or who cannot deliver their Certificates and all other required documents to the Depositary (as defined in the Offer to Purchase) prior to the Expiration Date, or who cannot complete the procedure for book-entry transfer prior to the Expiration Date, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase.

We are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish to have us tender on your behalf any or all of such Shares held by us for your account, pursuant to the terms and subject to the conditions set forth in the Offer to Purchase.

Your attention is directed to the following:

1.	The Offer price is $33.00 per Share, net to the holder thereof in cash, without interest and less any applicable withholding of taxes.

2.	The Offer is made for all issued and outstanding Shares.

3.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of June 13, 2011 (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and among EMS, Parent and the Purchaser. The Merger Agreement provides, among other things, for the making of the Offer by the Purchaser, and further provides that, following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the Georgia Business Corporation Code, the Purchaser will be merged with and into EMS (the “Merger”), with EMS continuing as the surviving corporation and a wholly-owned subsidiary of Parent.

4.

The EMS board of directors, among other things, has unanimously (i) determined that the Merger Agreement and the other transactions contemplated by the Merger Agreement (including the Offer and the Merger) are fair to and in the best interests of EMS and its shareholders; (ii) adopted, approved and declared advisable the Merger Agreement and the other transactions contemplated by the Merger Agreement, including the Offer and the Merger; and (iii) recommended that EMS shareholders accept the Offer, tender their Shares pursuant to the Offer and, to the extent applicable, adopt and approve the Merger Agreement and approve the Merger.

5.

The Offer and withdrawal rights will initially expire at 12:00 Midnight, New York City time, at the end of the day on July 25, 2011, the initial Expiration Date for the Offer, unless the Offer is extended or earlier terminated.

6.

Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares pursuant to the Offer.

7.

There is no financing condition to the Offer. The Offer is conditioned upon, among other things, the Merger Agreement not being terminated in accordance with its terms, the satisfaction of the Minimum Tender Condition (as described below), and the satisfaction of each of the following: (a) no governmental entity having enacted, enforced, amended or issued any law or order (whether temporary, preliminary or permanent) that has the effect of restraining, enjoining or otherwise prohibiting the consummation of the Offer and the Merger, or resulting in a Divestiture Condition (as described below), and no governmental entity having commenced any suit, action or proceeding seeking such consequences; (b) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the expiration or termination of all required waiting periods, and receipt of all required approvals, under applicable Austrian and Canadian anti-competition laws; (c) the receipt of all approvals from the Federal Communications Commission required to consummate the transactions contemplated by the Merger Agreement; and (d) the absence of a “Company Material Adverse Effect” since the date of the Merger Agreement.

A Divestiture Condition generally involves (subject to the exception described below): (i) a restriction, prohibition or limitation of ownership or operation by Parent or Purchaser or their subsidiaries of all or any material portion of the business or assets of EMS or any of their respective subsidiaries; (ii) a requirement that Parent, Purchaser or EMS or any of their respective subsidiaries divest, dispose of or hold separately all or any material portion of the business or assets of Parent, Purchaser, EMS or any of their respective subsidiaries, or agree to material limitations, restrictions or prohibitions on the ability of Parent or EMS or their subsidiaries to conduct their business or own such assets; or (iii) the imposition of material limitations on Parent’s or Purchaser’s ownership or voting of the Shares.

The definition of a Divestiture Condition excludes any obligation imposed on EMS or Parent or their respective affiliates (including pursuant to a court or governmental entity order, judgment, law or consent decree implementing such obligations) to continue to supply EMS’ customers in fulfillment of current contractual commitments or to provide future supply needs for currently served aviation platforms, and those aviation platforms and aviation communication standards presently in development, or aviation platforms for which Parent itself offers to supply, in each case on fair and

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commercially reasonable terms. See Section 11—“The Merger Agreement; Other Agreements—Merger Agreement—Termination” for a discussion of the Divestiture Condition and Section 15—“Conditions of the Offer” for a discussion of other conditions to consummation of the Offer.

The “Minimum Tender Condition” requires that the number of Shares that have been validly tendered and not properly withdrawn prior to the then scheduled Expiration Date (as it may be extended from time to time pursuant to the Merger Agreement) which, when added to the Shares already owned by Parent or any of its subsidiaries, represents at least a majority of the then outstanding Shares (determined on a fully diluted basis). The number of shares on a “fully diluted basis” equals the number of Shares then issued and outstanding, plus the number of Shares which EMS may be required to issue as of such date pursuant to stock options or awards then vested and exercisable, but excluding Shares issuable upon the exercise of the Top-Up Option (as described in Section 1 of the Offer to Purchase) and any stock options with an exercise price higher than the Offer Price validly canceled at the time Purchaser accepts for payment the Shares tendered pursuant to the Offer. The Offer is also subject to other conditions set forth in the Offer to Purchase. See Section 15—“Conditions of the Offer” of the Offer to Purchase.

The Offer is being made solely by the Offer to Purchase and the related Letter of Transmittal and any amendments or supplements thereto. The Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer, the Purchaser will make a good faith effort to comply with that state statute. If, after a good faith effort, the Purchaser cannot comply with the state statute, the Offer will not be made to, nor will the Purchaser accept tenders from or on behalf of, EMS shareholders in that state. Except as set forth above, the Offer is being made to all holders of Shares. In any jurisdiction where the securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by the Information Agent, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

If you wish to have us tender any or all of the Shares held by us for your account, please instruct us by completing, executing and returning to us the instruction form contained in this letter. If you authorize a tender of your Shares, all such Shares will be tendered unless otherwise specified in such instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Date.

IF YOU WISH FOR US TO TENDER YOUR SHARES, PLEASE ACT PROMPTLY. THE OFFER AND WITHDRAWAL RIGHTS INITIALLY EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME ON JULY 25, 2011, THE INITIAL EXPIRATION DATE FOR THE OFFER, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED, AND WE MUST RECEIVE YOUR INSTRUCTIONS IN ADVANCE OF THAT TIME.

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Instructions with Respect to the
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
including the Associated Common Stock Purchase Rights
of

EMS TECHNOLOGIES, INC.
at
$33.00 NET PER SHARE
by
EGRET ACQUISITION CORP.
a wholly-owned subsidiary of
HONEYWELL INTERNATIONAL INC.

The undersigned acknowledge(s) receipt of your letter enclosing the Offer to Purchase, dated June 27, 2011 (as it may be amended or supplemented, the “Offer to Purchase”), and the related letter of transmittal (as it may be amended or supplemented, the “Letter of Transmittal”), pursuant to an offer by Egret Acquisition Corp., a Georgia corporation (the “Purchaser”) and a wholly-owned subsidiary of Honeywell International Inc., a Delaware corporation (“Parent”), to purchase all of the outstanding shares of common stock, par value $0.10 per share (the “EMS Common Stock”), of EMS Technologies, Inc., a Georgia corporation (“EMS”), including the associated rights to purchase shares of EMS Common Stock issued pursuant to the Amended and Restated Shareholder Rights Plan of EMS, dated as of August 6, 2009, amended and restated as of January 4, 2011 and amended by Amendment 1, dated as of June 12, 2011 (together with the EMS Common Stock, the “Shares”), at a price of $33.00 per Share, net to the holder thereof in cash, without interest and less any applicable withholding of taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal furnished to the undersigned.

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Account Number:

Number of Shares to be Tendered*:

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Dated:  , 2011

SIGN HERE

Signature(s)

Print Name(s)

Address(es)

(Area Code) Telephone No.

Tax Identification or Social Security Number(s)

*	Unless otherwise indicated, it will be assumed that all of your Shares held by us for your account are to be tendered.